UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2006 (June 1, 2006)
DND Technologies, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51752 (Commission File Number)	84-1405298 (IRS Employer Identification No.)

375 E. Elliot Rd., Bldg. 6, Chandler, Arizona 85225
(Address of principal executive offices) (Zip Code)

(480) 892-7020
(Registrant's telephone number)

Item 1.02. Termination of a Material Definitive Agreement.

On June 1, 2006, Lam Research Corp. (“Lam”) gave notice to the Registrant’s wholly owned subsidiary, Aspect Systems, Inc. (“ASI”), that Lam is terminating its licenses to ASI effective immediately.

Our Asset Sale and License Agreement with Lam, dated November 8, 2002, granted us a non-exclusive license to several of Lam's patents and other intellectual property, which enabled us to sell, import, repair and distribute products using this licensed intellectual property. To date, we have paid approximately $2.6 million to Lam, which is comprised of approximately $1 million for inventory and $1.6 million in royalty payments, under this agreement. We were required to pay approximately $5.3 million at a rate of $56,000 per month with the final payment being due on March 15, 2011. We were also required to purchase approximately $2.2 million in inventory under this agreement. Payment terms for this inventory were restructured pursuant to the amendment described below.

On June 25, 2004, the Company signed an amendment to the November 2002 Asset Purchase and License Agreement with Lam, which, among other things, restructured the terms of payment for the inventory purchases of approximately $2.2 million made as a part of the original agreement and $65,000 made as part of the amendment. Under the new terms, the remaining balance due for a portion of the inventory was set at $936,596, which was to be paid in 30 equal installment payments of $28,220, which began on August 1, 2004 and were scheduled to end January 1, 2007, with an additional payment of $90,000 that was due and paid on September 30, 2004. In addition to the above, the remaining balance on the other portion of the inventory was set at approximately $170,000 and was to be repaid in 18 equal installment payments of $9,404 per month. Approximately $400,000 remains outstanding on the revised inventory purchases.

On June 6, 2006, ASI filed a complaint in the Maricopa County, Arizona Superior Court against Lam alleging breach of the agreements by providing parts that were inactive, obsolete, non-moving for years, excessive and otherwise worthless and various misrepresentations by Lam as to the parts to be provided, among other claims. As a result of the breach and misrepresentations, ASI ceased making payments to Lam, leading to the termination described above. Management believes that Lam is in breach of the agreements, and as a result is seeking to write off the remaining amounts owed to Lam and is also seeking the return of amounts paid to Lam under the agreements. If the Company is able to write off all or a significant portion of the approximately $3.7 million due under the agreement as a royalty, our liquidity would improve significantly. However, there is no assurance that we will be successful in obtaining agreement from Lam to make this write-off and the Company could incur substantial expenses to litigate its ongoing dispute with Lam’s breach of performance under the agreement.

Item 9.01. Financial Statements and Exhibits.

10.26  Termination Letter from Lam Research Corp., dated June 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on June 12, 2006.

DND Technologies, Inc., a Nevada Corporation

By:	/s/ Dennis Key
Dennis Key, CFO